Exhibit (d)(4)

FIRST AMENDMENT

TO THE NON-DISCLOSURE AGREEMENT

This First Amendment (“Amendment”) to the Non-Disclosure Agreement, dated November 5, 2020 (“Agreement”) is effective as of the date of the last signature below (the “Amendment Effective Date”), and is made and entered into between:

MorphoSys AG, a publicly listed German corporation (registered at the Local Court of Munich HRB 121023) having an office and place of business at Semmelweisstrasse 7, 82152 Planegg, Germany (“MORPHOSYS”)

and

Constellation Pharmaceuticals, Inc., a Delaware corporation, having an office and place of business at 215 First Street, Suite 200, Cambridge, Massachusetts 02142, USA (“COMPANY”)

MORPHOSYS and COMPANY may each individually be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, both Parties wish to amend the Agreement to enable MORPHOSYS to expand the potential sources of capital of financing with whom it can have discussions under the Agreement.

NOW and THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms used in this Amendment

All capitalized terms used in this Amendment shall have the meaning ascribed to them in the Agreement, except as otherwise expressly stated herein.

2.	Modification of Section 9 “Joint-Bidding; Exclusive Arrangements”

Section 9 of the Agreement is amended by deleting the phrase “Blackstone Life Sciences Advisors LLC or any of its affiliates”, and replacing it with the term “Permitted Advisors” as defined below.

3.	Modification of Section 14 “Certain Definitions”

Section 14 of the Agreement is deleted in its entirety and shall be replaced by the following language:

“14. Certain Definitions. As used in this letter agreement, (i) the term “person” shall be interpreted broadly to include, without limitation, the media (electronic, print or otherwise), the Internet, the public, any governmental or regulatory representative or authority and any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representatives,” used with respect to a person, shall mean its affiliates and its and their respective directors, managers, officer, employees, attorneys, accountants, consultants, financial advisors and potential sources of capital or financing (debt, equity or otherwise); provided, however, that “Representative” shall not include, with respect to Recipient, any financial advisors or any potential sources of capital or financing (debt, equity or otherwise) other than a Permitted Advisor without the prior written consent of the COMPANY (email confirmation of consent from the COMPANY’s CEO, CBO, CFO or CLO being sufficient notice for purpose hereof), (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and (iv) the term “Permitted Advisors” shall mean: (a) Goldman Sachs International and its affiliates, (b) Blackstone Life Sciences Advisors L.L.C. and its affiliates, (c) Sixth Street Partners, LLC and its affiliates, (d) RP Management, LLC and its affiliates, and (e) up to two additional financial advisors or potential sources of capital or financing notified in writing to COMPANY (email to the COMPANY’s CEO, CBO, CFO, or CLO being sufficient notice for purposes hereof provided that such COMPANY officer confirms receipt thereof). Should MorphoSys need to engage with any other financial advisor or source of financing not covered by the term “Permitted Advisors”, then MorphoSys needs to notify COMPANY in writing (email to the COMPANY’s CEO, CBO, CFO, or CLO being sufficient notice for purposes hereof) by indicating the name of such additional financial advisor or source of financing and such additional financial advisor or source of financing is added to the term “Permitted Advisors” upon MorphoSys receiving an email from the COMPANY’s CEO, CBO, CFO, or CLO agreeing thereto.

4.	Performance under all other terms of the Agreement

Except as expressly amended hereby, the Agreement shall continue in full force and effect. This Amendment is incorporated and made a part of the Agreement between MORPHOSYS and COMPANY. In the event of any conflict or inconsistency between the Agreement and this Amendment, the latter shall prevail.

5.	Counterparts

This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have by duly authorized persons, executed this Amendment, which shall be effective as of the Amendment Effective Date.

MorphoSys AG

/s/ Charlotte Lohmann
Name:	Charlotte Lohmann

Title:	SVP, General Counsel

Date:	April 14, 2021

Constellation Pharmaceuticals, Inc.

/s/ Karen Valentine
Name:	Karen Valentine

Title:	Chief Legal Officer & General Counsel

Date:	April 14, 2021

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